Exhibit 99.3

ECOLAB FOURTH QUARTER 2018

4Q 2018 Overview

◢Sales:

▪	Reported sales +3%; fixed currency sales were +6%, with acquisition adjusted fixed currency sales +6%.
▪	Strong momentum continues as new business growth, share gains, pricing and new product introductions drove acquisition adjusted fixed currency sales increases across all business segments.

◢Operating Income:

▪	Reported operating margin -120 bps, primarily driven by a net gain in special charges in 4Q 2017 from the divestiture of our Equipment Care business; adjusted fixed currency operating margin +20 bps.
▪	Reported operating income -4% with adjusted operating income +4%; adjusted fixed currency operating income +7%.
▪	Pricing, volume growth and cost saving initiatives more than offset higher delivered product costs and investments in the business during the quarter.

◢Earnings:

▪	Reported diluted EPS $1.35, -30% versus last year.
▪	Adjusted diluted EPS $1.54, +12% versus last year, as pricing, volume growth and cost savings initiatives, along with a lower tax rate, drove the gain.

◢Outlook:

▪	2019: Adjusted diluted EPS forecast $5.80 to $6.00, +10% to 14%.
▪	1Q 2019: Adjusted EPS forecast of $0.98 to $1.06, +8% to 16%.

The business outlooks included in this document are for consolidated Ecolab operations and do not reflect the impact from the planned separation of the Upstream Energy business.

SUMMARY

Ecolab’s strong growth momentum and double-digit adjusted earnings per share growth continued in the fourth quarter.  New business gains, accelerating pricing and product innovation drove strong fourth quarter acquisition adjusted fixed currency sales and operating income growth, which along with cost efficiency actions and a reduced adjusted tax rate, yielded the fourth quarter’s 12% adjusted diluted earnings per share increase.

We look for further strong acquisition adjusted fixed currency sales and earnings growth in 2019 as we once again work aggressively to outpace our markets, and as we benefit from new products, pricing, new business gains and investments we have made to further improve our customer value as well as our sales and service force effectiveness and productivity.  We are taking the right actions to drive profitable growth in this higher delivered product cost and unfavorable currency exchange environment, while continuing our key investments in product innovation and technology to expand our differentiation in the marketplace.  We expect consolidated 2019 full year adjusted diluted earnings per share in the $5.80 to $6.00 per share range, up 10% to 14%, reflecting further strong top line growth, moderated delivered product cost increases and rising benefits from cost efficiency programs.  At current rates of exchange, we expect foreign currency translation to have a $0.08 unfavorable impact on diluted earnings per share.

We look for first quarter adjusted diluted earnings per share to be in a $0.98 to $1.06 per share range, increasing 8% to 16% over the prior year.  Currency translation is expected to have an unfavorable impact of approximately $0.04 per share in the first quarter.

Our increased volume and pricing yielded accelerating adjusted fixed currency operating income growth and double-digit earnings per share gains through 2018, and they provide solid momentum for us as we start the new year. We expect to continue to drive strong sales growth and margin expansion as we leverage our large market opportunities and deliver best results for our customers and returns for our shareholders.

HIGHLIGHTS

•	Fourth quarter reported diluted earnings per share were $1.35.
•

On an adjusted basis, excluding special gains and charges and discrete tax items from both years, fourth quarter 2018 adjusted diluted earnings per share increased 12% to $1.54. This compared with adjusted diluted earnings per share of $1.38 a year ago.

•

Reported consolidated sales rose 3%.  Acquisition adjusted fixed currency sales increased 6%, with continued solid growth in all segments. Acquisition adjusted fixed currency sales growth was strong in nearly all regions, with Europe showing modest gains.

•

Reported operating margins decreased 120 basis points, primarily driven by a net gain in special charges in the fourth quarter of 2017 from the divestiture of our Equipment Care business. Adjusted fixed currency operating margins increased 20 basis points as volume, price and efficiency gains more than offset higher delivered product costs in the quarter.  Adjusted operating income grew 4% and adjusted fixed currency operating income rose 7%, continuing the good acceleration shown throughout 2018.

•

The adjusted operating income gain, along with a lower tax rate, yielded the 12% increase in fourth quarter 2018 adjusted diluted earnings per share to $1.54, continuing the double-digit quarterly adjusted earnings per share growth recorded in 2018.

•

We recently announced our intention to spin off our Upstream Energy business as a standalone publicly-traded company.  The Upstream Energy business currently operates within the Energy segment.  The separation transaction is expected to be a tax-free spin-off to U.S. shareholders for U.S. federal income tax purposes. Ecolab currently expects that the transaction will be completed by mid-2020.

•

We raised our efficiency initiative target to $325 million run-rate in 2021 from the prior $200 million goal. The additional savings are expected to build through 2019 with greater impact in 2020 and 2021, when they are expected to cover expected stranded costs from the spin-off of approximately $70 million for Ecolab and public company costs of $35 million for Upstream Energy.

•

We continue to work aggressively to drive growth, winning new business through our innovative new products and sales and service expertise, as well as driving pricing, productivity and cost efficiencies to grow our top and bottom lines at improved rates across all of our segments. Our digital investments are developing well and we look for them to add new actionable insights for customers to improve their operations, enhance their experience working with us, and increase our sales force effectiveness.

•

We expect consolidated 2019 adjusted diluted earnings per share to rise 10% to 14% to the $5.80 to $6.00 range, excluding special gains and charges and discrete tax items, as volume and price gains and cost efficiency benefits more than offset the impact of moderating delivered product cost increases and business investments. Currency translation is expected to be an unfavorable $0.08 per share in 2019.

•	First quarter adjusted diluted earnings per share are expected to be in the $0.98 to $1.06 range, up 8% to 16%. Currency translation is expected to be an unfavorable $0.04 per share.
•

In summary, we expect strong top line momentum in our business to continue in 2019, more than offsetting moderating delivered product cost increases and unfavorable currency exchange, and along with further cost efficiency actions, yield 10% to 14% adjusted diluted earnings per share growth.  We continue to make the right investments in key areas of differentiation, including product innovation and digital investments, to develop superior growth this year and for the future.

SALES DISCUSSION

Consolidated sales	% Change
Volume & mix	3%
Pricing	3%
Subtotal	6%
Acq./Div.	0%
Fixed currency growth	6%
Currency impact	-3%
Total	3%

Amounts in the table above reflect rounding

Ecolab’s fourth quarter reported sales increased 3% when compared to the year ago period.  Fixed currency sales and acquisition adjusted fixed currency sales both increased 6%.  Looking at the growth components, volume and mix rose 3% and pricing increased 3%. Acquisitions and divestitures were not material and currency were a negative 3% to sales growth.

GLOBAL INDUSTRIAL SEGMENT

	Fixed Rate	Acq./Div. Adj.
Global Industrial	% Change	% Change
Food & Beverage	6%	6%
Water	8%	8%
Paper	13%	11%
Life Sciences	9%	9%
Textile Care	4%	4%
Total Global Industrial	8%	8%

FOOD & BEVERAGE

Fourth quarter fixed currency Food & Beverage sales rose 6% as corporate account wins, share gains and pricing more than offset generally flat industry trends. Globally, we saw strong growth in our beverage and brewing, food and protein businesses, with moderate growth in dairy. Regionally, fixed currency sales growth was strong in Latin America, with good growth in Asia Pacific and Europe, and moderate gains in North America.

Food & Beverage continues to drive growth using its enterprise selling approach to customers, in which we combine Ecolab’s industry-leading cleaning and sanitizing, water treatment and pest elimination capabilities to demonstrate our value through the delivery of improved food safety results, lower operating costs and enhanced product quality for customers.  New business wins are more than offsetting continued challenging industry conditions in the food and beverage industry, and we are realizing further customer penetration, new business capture and leverage from our strong innovation portfolio.  We expect to show continued strong organic growth in the first quarter of 2019.

WATER

Water sales continued to show strong momentum in the fourth quarter as fixed currency sales increased 8%.  All major businesses showed good growth.  Light industry water treatment growth was led by its innovative technology and service offerings. Heavy industry sales benefited from sales force investments and improved market conditions. Mining gains were led by new business wins. Sales increased in all regions.

We remain focused on strengthening our corporate account and enterprise sales teams, the further development of innovative new products, growing our new accounts pipeline and continuing to invest in growth areas for the light, heavy and mining industries.  We expect continued strong growth in the first quarter from light, heavy and mining.

PAPER

Fourth quarter fixed currency Paper sales increased 13%; acquisition adjusted fixed currency sales increased a very strong 11%.  Growth momentum accelerated across all regions, benefitting from pricing, product innovation and new business wins.

We continue to focus on maximizing results for our customers through minimizing water and optimizing their total cost in the growth segments of board & packaging, tissue & towel, and pulp. Paper expects to show strong gains in the first quarter through new business wins, continued globalization of best practices, price increases and a focus on delivering better customer value through innovative solutions.

LIFE SCIENCES

Life Sciences fourth quarter fixed currency sales increased 9% as we saw good growth from recent business wins and pricing execution. Growth was led by strong sales in cleaning and disinfection programs in both the pharmaceutical and personal care markets, with strong gains in North America. The Bioquell acquisition closed in January, and the business is doing well.

We continue to see strong momentum in our Life Sciences business and we expect future growth to continue as we build out our product and services portfolio of comprehensive solutions for pharmaceutical and personal care manufacturers.  We continue to invest in our sales and service team and are focused on winning with corporate accounts. We expect further strong growth from Life Sciences in the first quarter and full year 2019 while integrating the Bioquell business.

GLOBAL INSTITUTIONAL SEGMENT

	Fixed Rate	Acq./Div. Adj.
Global Institutional	% Change	% Change
Institutional	6%	5%
Specialty	6%	6%
Healthcare	4%	4%
Total Global Institutional	6%	5%

INSTITUTIONAL

Fixed currency sales for the Institutional business were up 6% in the fourth quarter.  Acquisition adjusted fixed currency sales rose 5%. Global lodging demand continued to show moderate growth while global full-service restaurant industry foot traffic remained soft. Looking at Institutional’s regional fixed currency sales, North America and Latin America showed strong growth, Asia Pacific rose moderately, while Europe sales, adjusted for acquisitions, were flat.

We continue to use our strong value proposition to aggressively drive sales and win new business, increase our share in existing units, develop emerging chain relationships, improve pricing and enhance our service delivery to customers across all regions and end markets. These actions leverage our strong line of innovation across core platforms that improve customer results and reduce their water, energy and labor costs. We also continue to focus on business with appropriate margin, and this has resulted in the exit of certain low margin business that will moderately impact Institutional’s 2019 results. We expect to further build on our industry leadership position and show continued solid underlying Institutional sales growth in the first quarter, with the reported sales reflecting the business exits.

SPECIALTY

Fourth quarter Specialty sales grew 6% in fixed currencies, driven by strong ongoing business and the rollout of new account wins. We continue to drive growth in our global quickservice accounts, leveraging generally modest industry trends.  New business gains remain robust, driven by improved service coverage, new product innovation, additional customer solutions and a continued focus among our customers on food safety as fresh products become more prevalent and require more cleaning. The food retail business posted a solid quarter, with good underlying growth reflecting continued new customer additions and product introductions.

Momentum remains solid in the Specialty business.  With a strong new business pipeline, our ongoing investments in new products and digital offerings, increased solutions for customers and an expanded sales and service force, we expect a solid first quarter sales gain and another year of very attractive growth for Specialty in 2019.

HEALTHCARE

Fixed currency Healthcare sales grew 4% in the fourth quarter. We saw improved growth in both North America and Europe, led by our sales of environmental hygiene programs as well as the non-program business, which together more than offset lower sales on deemphasized non-core products.

We expect Healthcare sales to show a moderate increase in the first quarter as integrated environmental hygiene program growth – along with our innovative products, premium on-site service programs and digital solutions – lead the gain.  Through this combination of premium products and expert on-site service, we can help hospitals reduce healthcare acquired infections and increase operational efficiencies. Customer results from our program approach have proven successful and the long-term growth outlook for our business remains very attractive. We continue to drive our program approach and expect it to yield improving future sales results for Healthcare.

GLOBAL ENERGY SEGMENT

	Fixed Rate	Acq./Div. Adj.
Global Energy	% Change	% Change
Energy	4%	5%

As expected, fourth quarter acquisition adjusted fixed currency Energy segment sales increased 5% as the segment benefited from improved volume and pricing but compared against a period last year that was positively impacted primarily by large initial shipments for the startup of a customer field. Within our upstream business, well stimulation showed double-digit growth but reflected the slower industry conditions in the fourth quarter.  The production business rose modestly, as strong U.S. onshore activity was mostly offset by lower international sales. Downstream sales showed strong growth benefiting from increased additive sales.

We expect modest first quarter 2019 Energy segment sales growth as it compares against a strong period last year that was positively impacted by the timing of some production business sales as well as reflects the slower recent energy market activity. We believe the underlying sales growth for the Energy segment remains in the mid-single digit range. We expect improving growth through 2019 as new business wins are driven by our innovative products, high value service offering, continued pricing and improved second half North America and international energy market activity.

OTHER SEGMENT

	Fixed Rate	Acq./Div. Adj.
Other	% Change	% Change
Pest Elimination	11%	7%
Colloidal Technologies	7%	7%
Total Other	2%	7%
Note: Equipment Care was sold November 1, 2017

PEST ELIMINATION

Fixed currency Pest Elimination sales increased 11% in the fourth quarter.  Acquisition adjusted fixed currency sales growth remained strong, increasing 7%, led by good sales growth in food & beverage and hospitality markets. Asia Pacific and Latin America led the regional growth with good gains in North America and Europe.

We continue to drive market penetration through innovative service offerings and new technologies to address key customer and global trends.  Additionally, we continue to make progress in globalizing our market-focused capabilities and field technologies.  We expect Pest Elimination sales to show continued good growth in the first quarter led by gains in all major markets.

CONSOLIDATED MARGIN PERFORMANCE

($ millions, unaudited)	2018	% sales	2017	% sales	% change
Gross Profit	$ 1,543.7	41.1%	$ 1,520.0	41.7%	2%
Consolidated Fixed
Currency Gross Profit (adj.)	$ 1,549.5	41.2%	$ 1,537.8	42.1%	1%

Fourth quarter gross margins adjusted for special charges were 41.2%, 90 basis points below last year’s adjusted margin. Higher delivered product costs more than offset the impact from increased pricing and cost savings.

($ millions, unaudited)	2018	% sales	2017	% sales	% change
SG&A	$ 948.8	25.2%	$ 962.4	26.4%	-1%

SG&A expenses represented 25.2% of fourth quarter sales, a decrease of 120 basis points from last year as sales volume leverage and cost savings actions more than offset investments in the business.

($ millions, unaudited)	2018	% sales	2017	% sales	% change
Consolidated Op. Inc.	$ 581.9	15.5%	$ 609.2	16.7%	-4%
Consolidated Fixed
Currency Op. Inc. (adj.)	$ 630.4	16.0%	$ 587.2	15.8%	7%

Consolidated operating income margins were 15.5%.  Adjusted for special charges, fixed currency operating income margins were 16.0%, increasing 20 basis points from last year’s comparable margin.  Adjusted fixed currency operating income increased 7% as pricing, volume growth and cost savings initiatives more than offset the impact of higher delivered product costs and investments in the business during the quarter.

SEGMENT MARGIN PERFORMANCE

($ millions - fixed currency, unaudited)	2018	% sales	2017	% sales	% change
Global Industrial Op. Inc.	$240.2	16.4%	$229.1	16.9%	5%
Acq./Div. Adj. Op. Inc.	$240.0	16.6%	$228.9	17.0%	5%

Acquisition adjusted fixed currency operating income for the Global Industrial segment increased 5%.  Acquisition adjusted margins declined 40 basis points as pricing, sales volume gains and cost savings were more than offset by higher delivered product costs and investments in the business.

($ millions - fixed currency, unaudited)	2018	% sales	2017	% sales	% change
Global Institutional Op. Inc.	$283.7	21.3%	$259.8	20.6%	9%
Acq./Div. Adj. Op. Inc.	$283.5	21.3%	$259.8	20.6%	9%

Acquisition adjusted fixed currency operating income for the Global Institutional segment increased 9%.  Acquisition adjusted margins increased 70 basis points as pricing, sales volume gains and cost savings more than offset investments in the business and higher delivered product costs.

($ millions - fixed currency, unaudited)	2018	% sales	2017	% sales	% change
Global Energy Op. Inc.	$102.1	11.2%	$103.3	11.8%	-1%
Acq./Div. Adj. Op. Inc.	$102.4	11.2%	$103.9	12.0%	-1%

Acquisition adjusted fixed currency Global Energy segment operating income declined 1%.  Acquisition adjusted margins declined 80 basis points as pricing, volume gains and cost savings were more than offset by higher delivered product costs and investments in the business.

($ millions - fixed currency, unaudited)	2018	% sales	2017	% sales	% change
Other Op. Inc.	$46.6	20.7%	$39.8	18.1%	17%
Acq./Div. Adj. Op. Inc.	$45.8	21.1%	$38.6	18.9%	19%

Acquisition adjusted fixed currency operating income for the Other segment rose 19% and margins were 21.1%. The 220 basis point margin increase reflected pricing and sales volume gains that more than offset increased field-related costs.

($ millions - unaudited)	2018	2017
Corporate
Corp. Expense	($41.1)	($44.3)
Special Gains/(Charges)	(18.8)	33.8
Total Corporate Expense	($59.9)	($10.5)

Corporate expense includes amortization expense of $41 million in the fourth quarter of 2018 and $44 million in the fourth quarter of 2017, related to the Nalco merger intangible assets. Corporate expense also includes net special charges of $19 million ($14 million after tax) primarily related to the previously announced efficiency initiative.

Special gains and charges for the fourth quarter of 2017 were a net gain of $34 million ($3 million after tax) primarily due to the divested Equipment Care business.

TAX RATE, SHARES AND CONSOLIDATED INCOME

The reported income tax rate for the fourth quarter of 2018 was 27.0% compared with the reported rate of a negative 3.7% in the fourth quarter of 2017.  Subsequent to the February 4, 2019 fourth quarter earnings guidance, an incremental discrete tax charge of $37 million was recorded in our fourth quarter 2018 financial statements.  This charge related to an adjustment for prior year tax returns.  The 2017 reported tax rate was primarily impacted by the U.S. Tax Cuts and Jobs Act, which resulted in a benefit from remeasuring U.S. deferred tax assets and liabilities at the lower enacted U.S. tax rate partially offset by expense from the tax on deemed repatriated earnings of foreign subsidiaries. Excluding special gains and charges and discrete tax items, the adjusted tax rate was 19.9% in the fourth quarter of 2018 compared with 23.3% for the same period last year. The decrease in the adjusted tax rate was primarily driven by a lower U.S. tax rate and global tax planning strategies.

Ecolab reacquired 1.6 million of its common stock during the fourth quarter of 2018.

The net of this performance is that Ecolab reported fourth quarter diluted earnings per share of $1.35 compared with $1.92 reported a year ago.  When adjusted for special gains and charges and discrete tax items in both years, fourth quarter adjusted diluted earnings per share were $1.54 compared with $1.38 last year.  Currency translation had a $0.05 unfavorable impact on fourth quarter 2018 adjusted diluted earnings per share.  These results are preliminary until our financial statements are filed in our 2018 Form 10-K.

SUMMARY BALANCE SHEET AND SELECTED BALANCE SHEET MEASURES

(unaudited)	December 31
($ millions)	2018	2017
Cash and cash eq.	$ 114.7	$ 211.4
Accounts receivable, net	2,662.5	2,571.4
Inventories	1,546.4	1,446.5
Other current assets	354.1	365.0
PP&E, net	3,836.0	3,707.1
Goodwill and intangibles	10,875.7	11,184.7
Other assets	685.1	477.4
Total assets	$ 20,074.5	$ 19,963.5

Short-term debt	$ 743.6	$ 564.4
Accounts payable	1,255.6	1,177.1
Other current liabilities	1,686.4	1,733.7
Long-term debt	6,301.6	6,758.3
Pension/Postretirement	944.3	1,025.5
Other liabilities	1,089.4	1,050.7
Total equity	8,053.6	7,653.8
Total liab. and equity	$ 20,074.5	$ 19,963.5

	December 31
(unaudited)	2018	2017
Total Debt/Total Capital	46.7%	48.9%
Net Debt/Total Capital	46.3%	48.2%
Net Debt/EBITDA	2.3	2.4
Net Debt/Adjusted EBITDA	2.2	2.4

The inputs to EBITDA reflect the trailing twelve months of activity for the period presented.

Net debt to total capital was 46% at December 31, 2018, with the net debt to adjusted EBITDA ratio at 2.2 times.

SELECTED CASH FLOW ITEMS

	Twelve Months Ended
(unaudited)	December 31
($ millions)	2018	2017
Cash from op. activities	$ 2,277.7	$ 2,091.3
Depreciation	621.3	585.7
Amortization	317.0	307.6
Capital expenditures	847.1	868.6

SPIN-OFF OF THE UPSTREAM ENERGY BUSINESS

Ecolab recently announced its intention to spin off its Upstream Energy business as a standalone publicly-traded company.  The Upstream Energy business currently operates within the Energy segment.  The separation transaction is intended to be a tax-free spin-off to U.S. shareholders for U.S. federal income tax purposes. For the full year 2018, Upstream Energy unaudited sales were $2.4 billion with unaudited operating income of approximately $170 million.  Ecolab currently expects that the transaction will be completed by mid-2020.

Acquisition adjusted sales for the Upstream Energy business, which represents approximately 70% of Energy segment sales, grew 4% in the fourth quarter with continued good growth in the well stimulation business and a modest production sales gain; production results in part reflect the previously discussed comparison against a strong period last year that was positively impacted primarily by large initial shipments for the startup of a customer field.

Ecolab intends to continue to operate Downstream, the remaining business within the Energy segment, which represents approximately 30% of segment sales.  Downstream sales increased 7% in the fourth quarter.

ECOLAB EFFICIENCY INITIATIVE TARGET INCREASED

Ecolab also recently raised the goal for its previously announced efficiency initiative.  The anticipated benefits of the efficiency initiative are now estimated to be $325 million compared with the company’s previous forecast of $200 million. These additional savings are expected to build through 2019 with greater impact in 2020 and 2021, when they are expected to cover expected stranded costs from the spin-off of approximately $70 million for Ecolab and public company costs of $35 million for Upstream Energy.  The efficiency actions primarily leverage technology and structural improvements to simplify and automate processes and tasks, reduce complexity and management layers, consolidate facilities and focus on key long-term growth areas, creating a leaner, more productive and more empowered business structure. Ecolab now expects total pretax charges related to its efficiency initiative to be approximately $260 million ($190 million after tax) with approximately $325 million of pre-tax savings by 2021, not reflecting any impacts from the planned separation of the Upstream Energy business.  The charges, primarily cash expenditures, continue to be primarily related to team reorganizations and facility closures.

FORECAST

The forecasts provided below are for consolidated Ecolab operations and do not reflect the impacts from the planned separation of the Upstream Energy business.  The tax rate forecasts are based on our interpretation of existing tax rules; potential future tax rule guidance, including regulations not yet issued, could impact the forecasted tax rate

We expect the good sales momentum to continue in 2019 with solid adjusted fixed currency sales growth in all of our segments. We expect improving consolidated gross margins in 2019 versus last year, as strong volume and pricing more than offset moderating delivered product cost increases, with a lower selling, general and administrative ratio to sales, and similar other income and interest expense.  Ecolab expects 2019 adjusted diluted earnings per share to rise approximately 10% to 14% to the $5.80 to $6.00 range, excluding special gains and charges and discrete tax items, as the expected continued volume gains, pricing and rising benefits from our cost efficiency actions more than offset the impact of moderating higher delivered product cost increases.  At current rates of exchange, we expect foreign currency translation to have a $0.08 unfavorable impact on diluted earnings per share.

We look for first quarter adjusted diluted earnings per share to be in the $0.98 to $1.06 range, up 8% to 16% compared with $0.91 earned last year.  We look for solid acquisition adjusted fixed currency sales growth in all our segments. Pricing should again exceed the higher delivered product costs in the quarter as we continue our work to improve margins.  We expect a slightly lower consolidated gross margin and lower SG&A ratio to sales than last year, with similar other income, lower interest expense and a lower adjusted tax rate.  At current rates of exchange, we expect foreign currency to have an unfavorable $0.04 impact on first quarter diluted earnings per share.

SUMMARY

In summary, we continue to see strong sales momentum, and along with accelerated pricing and cost efficiency, we are more than offsetting still-rising delivered product costs.  Operating income has accelerated through the year, and when combined with our continued product innovation and improved cost efficiency, we expect attractive earnings per share growth in 2019, rising 10% to 14%.  We will stay focused on driving fundamental growth in our businesses using new business wins, new products, pricing, productivity improvement and cost efficiency, and take the right actions to drive profitable growth.

CAUTIONARY STATEMENT REGARDING FORWARD LOOKING INFORMATION

This communication contains certain statements relating to future events and our intentions, beliefs, expectations and predictions for the future which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Words or phrases such as “will likely result,” “are expected to,” “will continue,” “is anticipated,” “we believe,” “we expect,” “estimate,” “project,” “may,” “will,” “intend,” “plan,” “believe,” “target,” “forecast” (including the negative or variations thereof) or similar terminology used in connection with any discussion of future plans, actions or events generally identify forward-looking statements. These forward-looking statements include, but are not limited to, the anticipated spin-off of our Upstream Energy business into a new stand-alone company and the expected timing for completing the transaction, statements regarding our financial and business performance and prospects, including 2018 tax expense and earnings per share, forecasted 2019 first quarter and full-year financial and business results, sales and earnings growth, adjusted gross margin, SG&A ratios to sales, interest expense, tax rate, shares outstanding, margins, delivered product costs, energy market forecast, new business, innovation, investments, volume, pricing, cost savings, currency translation,  and amount and type of restructuring costs and savings from restructuring activities. These statements are based on the current expectations of management of the company. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements included in this communication. In particular, the proposed spin-off of the Upstream Energy business may not be consummated within the anticipated period or not at all, the 2018 financial information remains subject to audit procedures and the completion of such procedures could result in adjustments, the ultimate results of any restructuring, integration and business improvement actions, including cost synergies, depend on a number of factors, including the development of final plans, the impact of local regulatory requirements regarding employee terminations, the time necessary to develop and implement the restructuring and other business improvement initiatives and the level of success achieved through such actions in improving competitiveness, efficiency and effectiveness.

Additional risks and uncertainties that may affect operating results and business performance are set forth under Item 1A of our most recent Form 10-K, and our other public filings with the Securities and Exchange Commission (the "SEC") and include the vitality of the markets we serve, including the impact of oil price fluctuations on the markets served by our

Global Energy segment; the impact of economic factors such as the worldwide economy, capital flows, interest rates and foreign currency risk, including reduced sales and earnings in other countries resulting from the weakening of local currencies versus the U.S. dollar; our ability to execute key business initiatives, including upgrades to our information technology systems; potential information technology infrastructure failures and cybersecurity attacks; our ability to attract and retain high caliber management talent to lead our business; exposure to global economic, political and legal risks related to our international operations including trade sanctions; our ability to develop competitive advantages through innovation and to commercialize digital solutions; the costs and effects of complying with laws and regulations, including those relating to the environment and to the manufacture, storage, distribution, sale and use of our products; difficulty in procuring raw materials or fluctuations in raw material costs; pressure on operations from consolidation of customers, vendors or competitors; the occurrence of litigation or claims, including related to the Deepwater Horizon oil spill; restraints on pricing flexibility due to contractual obligations; our ability to acquire complementary businesses and to effectively integrate such businesses; changes in tax law and unanticipated tax liabilities; potential loss of deferred tax assets or increase in deferred tax liabilities; our substantial indebtedness; public health epidemics; potential losses arising from the impairment of goodwill or other assets; potential chemical spill or release; potential class action lawsuits; the loss or insolvency of a major customer or distributor; acts of war or terrorism; natural or man-made disasters; water shortages; severe weather conditions; the possibility that the proposed spin-off will not be consummated within the anticipated time period or at all, including as the result of regulatory, market or other factors, including the possibility that various closing conditions for the spin-off may not be satisfied; the potential disruption to our business in connection with the proposed spin-off; the potential that the Upstream Energy business and Ecolab do not realize all of the expected benefits of the spin-off; that the spin-off may be more difficult, time consuming or costly than expected; the failure of the spin-off to qualify for the expected tax treatment; and other uncertainties or risks reported from time to time in our reports to the SEC. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this communication may not occur. We caution that undue reliance should not be placed on forward-looking statements, which speak only as of the date made. Ecolab does not undertake, and expressly disclaims, any duty to update any forward-looking statement whether as a result of new information, future events or changes in expectations, except as required by law.

Non-GAAP Financial Information

This discussion and certain of the accompanying tables include financial measures that have not been calculated in accordance with accounting principles generally accepted in the U.S. (“GAAP”). These non-GAAP financial measures include:

•fixed currency sales

•acquisition adjusted fixed currency sales

•adjusted cost of sales

•adjusted gross margin

•fixed currency operating income

•fixed currency operating income margin

•adjusted operating income

•adjusted fixed currency operating income

•adjusted fixed currency operating income margin

•acquisition adjusted fixed currency operating income

•acquisition adjusted fixed currency operating income margin

•EBITDA

•adjusted EBITDA

•adjusted interest expense

•adjusted tax rate

•adjusted net income attributable to Ecolab

•adjusted diluted earnings per share

We provide these measures as additional information regarding our operating results. We use these non-GAAP measures internally to evaluate our performance and in making financial and operational decisions, including with respect to incentive compensation. We believe that our presentation of these measures provides investors with greater transparency with respect to our results of operations and that these measures are useful for period-to-period comparison of results.

Our non-GAAP financial measures for cost of sales, gross margin and operating income exclude the impact of special (gains) and charges, and our non-GAAP measures for tax rate, net income attributable to Ecolab and diluted earnings per share further exclude the impact of discrete tax items. We include items within special (gains) and charges and discrete tax items that we believe can significantly affect the period-over-period assessment of operating results and not necessarily reflect costs and/or income associated with historical trends and future results. After tax special (gains) and charges are derived by applying the applicable local jurisdictional tax rate to the corresponding pre-tax special (gains) and charges.

EBITDA is defined as the sum of net income including non-controlling interest, provision for income taxes, net interest expense, depreciation and amortization. Adjusted EBITDA is defined as the sum of EBITDA and special (gains) and charges impacting EBITDA. EBITDA and adjusted EBITDA are used as inputs to our net debt to EBITDA and net debt to adjusted EBITDA ratios. We view these ratios as important indicators of the operational and financial health of our organization.

We evaluate the performance of our international operations based on fixed currency rates of foreign exchange, which eliminate the translation impact of exchange rate fluctuations on our international results. Fixed currency amounts included in this supplemental discussion are based on translation into U.S. dollars at the fixed foreign currency exchange rates established by management at the beginning of 2018. We also provide our segment results based on public currency rates for information purposes.

Acquisition adjusted growth rates exclude the results of any acquired business from the first twelve months post acquisition and exclude the results of divested businesses from the previous twelve months prior to divestiture. Acquisition adjusted growth rates also exclude sales to our Venezuelan deconsolidated subsidiaries from both the current period and comparable period of the prior year.

The Upstream Energy financial information is unaudited and subject to final adjustments as we prepare the carve-out financial statements associated with the spin-off.

These non-GAAP financial measures are not in accordance with, or an alternative to, GAAP and may be different from non-GAAP measures used by other companies. Investors should not rely on any single financial measure when evaluating our business. We recommend that investors view these measures in conjunction with the GAAP measures included in this supplemental discussion. Reconciliations of our non-GAAP measures are included in the following "Supplemental Non-GAAP Reconciliations" and “Supplemental Diluted Earnings per Share Information” tables included in the fourth quarter 2018 supplemental discussion.

We do not provide reconciliations for non-GAAP estimates on a forward-looking basis (including those contained in this discussion) when we are unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing and amount of various items that have not yet occurred, are out of our control and/or cannot be reasonably predicted, and that would impact reported earnings per share and the reported tax rate, the most directly comparable forward-looking GAAP financial measures to adjusted earnings per share and the adjusted tax rate. For the same reasons, we are unable to address the probable significance of the unavailable information.

SUPPLEMENTAL NON-GAAP RECONCILIATIONS

	Fourth Quarter Ended		Twelve Months Ended
(unaudited)	December 31		December 31
(millions, except percent)	2018	2017	2018	2017

Net sales
Reported GAAP net sales	$ 3,760.5	$ 3,649.0	$ 14,668.2	$ 13,835.9
Effect of foreign currency translation	170.6	61.8	378.1	394.1
Non-GAAP fixed currency sales	3,931.1	3,710.8	15,046.3	14,230.0
Effect of acquisitions and divestitures	(29.7)	(30.9)	(189.2)	(208.7)
Non-GAAP acquisition adjusted fixed currency sales	$ 3,901.4	$ 3,679.9	$ 14,857.1	$ 14,021.3

Cost of Sales
Reported GAAP cost of sales	$ 2,216.8	$ 2,129.0	$ 8,625.9	$ 8,064.2
Special (gains) and charges	5.8	17.8	9.3	44.0
Non-GAAP adjusted cost of sales	$ 2,211.0	$ 2,111.2	$ 8,616.6	$ 8,020.2

Gross Margin
Reported GAAP gross margin	41.1%	41.7%	41.2%	41.7%
Non-GAAP adjusted gross margin	41.2%	42.1%	41.3%	42.0%

Operating income
Reported GAAP operating income	$ 581.9	$ 609.2	$ 1,947.0	$ 1,950.1
Effect of foreign currency translation	29.7	11.8	60.7	52.9
Non-GAAP fixed currency operating income	611.6	621.0	2,007.7	2,003.0
Special (gains) and charges	18.8	(33.8)	136.0	40.3
Non-GAAP adjusted fixed currency operating income	630.4	587.2	2,143.7	2,043.3
Effect of acquisitions and divestitures	(0.9)	(0.8)	(9.8)	(8.7)
Non-GAAP acquisition adjusted fixed currency operating income	$ 629.5	$ 586.4	$ 2,133.9	$ 2,034.6

Operating Income Margin
Reported GAAP operating income margin	15.5%	16.7%	13.3%	14.1%
Non-GAAP adjusted fixed currency operating income margin	16.0%	15.8%	14.2%	14.4%

SUPPLEMENTAL NON-GAAP RECONCILIATIONS

	Fourth Quarter Ended		Twelve Months Ended
(unaudited)	December 31		December 31
(millions, except percent and per share)	2018	2017	2018	2017

Interest expense, net
Reported GAAP interest expense, net	$ 53.9	$ 77.8	$ 222.3	$ 255.0
Special (gains) and charges, after tax	0.3	21.9	0.3	21.9
Non-GAAP adjusted interest expense, net	$ 53.6	$ 55.9	$ 222.0	$ 233.1

Net Income Attributable to Ecolab
Reported GAAP net income attributable to Ecolab	$ 395.1	$ 562.6	$ 1,429.1	$ 1,504.6
Special (gains) and charges, after tax	14.1	2.8	102.8	56.0
Discrete tax net expense (benefit)	39.9	(160.0)	4.7	(184.2)
Non-GAAP adjusted net income attributable to Ecolab	$ 449.1	$ 405.4	$ 1,536.6	$ 1,376.4

Diluted Earnings per Share Attributable to Ecolab ("EPS")
Reported GAAP diluted EPS	$ 1.35	$ 1.92	$ 4.88	$ 5.12
Special (gains) and charges, after tax	0.05	0.01	0.35	0.19
Discrete tax net expense (benefit)	0.14	(0.54)	0.02	(0.63)
Non-GAAP adjusted diluted EPS	$ 1.54	$ 1.38	$ 5.25	$ 4.68

Provision for Income Taxes
Reported GAAP tax rate	27.0%	(3.7)%	20.2%	13.8%
Special gains and charges	0.0	(2.8)	0.3	(0.1)
Discrete tax items	(7.1)	29.8	(0.2)	10.1
Non-GAAP adjusted tax rate	19.9%	23.3%	20.3%	23.8%

EBITDA (trailing twelve months ended)
Net income including non-controlling interest	$ 1,440.3	$ 1,518.6
Provision for income taxes	364.3	243.8
Interest expense, net	222.3	255.0
Depreciation	621.3	585.7
Amortization	317.0	307.6
EBITDA	$ 2,965.2	$ 2,910.7
Special (gains) and charges impacting EBITDA	136.0	40.3
Adjusted EBITDA	$ 3,101.2	$ 2,951.0

SUPPLEMENTAL NON-GAAP RECONCILIATIONS

	Fourth Quarter Ended December 31
	2018			2017
(millions)	Fixed Currency	Impact of Acquisitions and Divestitures	Acquisition Adjusted	Fixed Currency	Impact of Acquisitions and Divestitures	Acquisition Adjusted
Net Sales
Global Industrial	$ 1,461.0	($15.8)	$ 1,445.2	$ 1,352.1	($8.4)	$ 1,343.7
Global Institutional	1,334.0	(6.1)	1,327.9	1,263.7	-	1,263.7
Global Energy	911.1	(0.1)	911.0	875.1	(6.5)	868.6
Other	225.0	(7.7)	217.3	219.9	(16.0)	203.9
Subtotal at fixed currency rates	3,931.1	(29.7)	3,901.4	3,710.8	(30.9)	3,679.9
Currency impact	(170.6)			(61.8)
Consolidated reported GAAP net sales	$ 3,760.5			$ 3,649.0

Operating Income
Global Industrial	$ 240.2	($0.2)	$ 240.0	$ 229.1	($0.2)	$ 228.9
Global Institutional	283.7	(0.2)	283.5	259.8	-	259.8
Global Energy	102.1	0.3	102.4	103.3	0.6	103.9
Other	46.6	(0.8)	45.8	39.8	(1.2)	38.6
Corporate	(42.2)	-	(42.2)	(44.8)	-	(44.8)
Adjusted at fixed currency rates	630.4	(0.9)	629.5	587.2	(0.8)	586.4
Special (gains) and charges	18.8			(33.8)
Reported OI at fixed currency rates	611.6			621.0
Currency impact	(29.7)			(11.8)
Consolidated reported GAAP operating income	$ 581.9			$ 609.2

	Year Ended December 31
	2018			2017
(millions)	Fixed Currency	Impact of Acquisitions and Divestitures	Acquisition Adjusted	Fixed Currency	Impact of Acquisitions and Divestitures	Acquisition Adjusted
Net Sales
Global Industrial	$ 5,462.4	($83.8)	$ 5,378.6	$ 5,106.8	($27.9)	$ 5,078.9
Global Institutional	5,204.5	(62.6)	5,141.9	4,910.0	(0.1)	4,909.9
Global Energy	3,501.8	(0.5)	3,501.3	3,281.7	(26.6)	3,255.1
Other	877.6	(42.3)	835.3	931.5	(154.1)	777.4
Subtotal at fixed currency rates	15,046.3	(189.2)	14,857.1	14,230.0	(208.7)	14,021.3
Currency impact	(378.1)			(394.1)
Consolidated reported GAAP net sales	$ 14,668.2			$ 13,835.9

Operating Income
Global Industrial	$ 768.1	($3.7)	$ 764.4	$ 758.5	$ 0.4	$ 758.9
Global Institutional	1,026.9	(3.8)	1,023.1	979.8	(0.1)	979.7
Global Energy	358.5	1.9	360.4	336.1	(0.3)	335.8
Other	161.3	(4.2)	157.1	142.5	(8.7)	133.8
Corporate	(171.1)	-	(171.1)	(173.6)	-	(173.6)
Adjusted at fixed currency rates	2,143.7	(9.8)	2,133.9	2,043.3	(8.7)	2,034.6
Special (gains) and charges	136.0			40.3
Reported OI at fixed currency rates	2,007.7			2,003.0
Currency impact	(60.7)			(52.9)
Consolidated reported GAAP operating income	$ 1,947.0			$ 1,950.1

SUPPLEMENTAL DILUTED EARNINGS PER SHARE INFORMATION

(unaudited)

The table below provides a reconciliation of diluted earnings per share, as reported, to the non-GAAP measure of adjusted diluted earnings per share.

	First	Second	Six	Third	Nine	Fourth
	Quarter	Quarter	Months	Quarter	Months	Quarter	Year
	Ended	Ended	Ended	Ended	Ended	Ended	Ended
	Mar. 31	June 30	June 30	Sept. 30	Sept. 30	Dec. 31	Dec. 31
	2017	2017	2017	2017	2017	2017	2017
Diluted earnings per share, as reported (U.S. GAAP)	$ 0.86	$ 1.00	$ 1.86	$ 1.34	$ 3.20	$ 1.92	$ 5.12
Adjustments:
Special (gains) and charges (1)	0.02	0.16	0.17	0.01	0.18	0.01	0.19
Discrete tax expense (benefits) (2)	(0.08)	(0.03)	(0.11)	0.03	(0.08)	0.54	(0.63)
Adjusted diluted earnings per share (Non-GAAP)	$ 0.80	$ 1.12	$ 1.92	$ 1.38	$ 3.30	$ 1.38	$ 4.68

	First	Second	Six	Third	Nine	Fourth
	Quarter	Quarter	Months	Quarter	Months	Quarter	Year
	Ended	Ended	Ended	Ended	Ended	Ended	Ended
	Mar. 31	June 30	June 30	Sept. 30	Sept. 30	Dec. 31	Dec. 31
	2018	2018	2018	2018	2018	2018	2018
Diluted earnings per share, as reported (U.S. GAAP)	$ 0.84	$ 1.20	$ 2.04	$ 1.48	$ 3.53	$ 1.35	$ 4.88
Adjustments:
Special (gains) and charges (3)	0.07	0.03	0.10	0.20	0.30	0.05	0.35
Discrete tax expense (benefits) (4)	0.00	0.04	0.04	(0.16)	(0.12)	0.14	0.02
Adjusted diluted earnings per share (Non-GAAP)	$ 0.91	$ 1.27	$ 2.18	$ 1.53	$ 3.71	$ 1.54	$ 5.25

Per share amounts do not necessarily sum due to changes in shares outstanding and rounding.

(1) Special (gains) and charges for 2017 included acquisition and integration costs of $5.3 million, $10.0 million, $1.4 million, and $1.8 million, net of tax, in the first, second, third and fourth quarters, respectively. Special (gains) and charges for 2017 also included restructuring gains of $0.2 million, and charges of $24.5 million, $1.7 million and $6.4 million, net of tax, in the first, second, third and fourth quarters, respectively. Special (gains) and charges for 2017 also included a gain of $3.3 million, $2.0 million and $1.9 million, net of tax, during the second, third and fourth quarters, respectively, related to the recovery of previously written off Venezuelan intercompany receivables. Special (gains) and charges for 2017 also included charges of $14.4 million, net of tax, related to a Global Energy vendor contract termination and litigation charges in the second quarter, litigation charges of $1.4 million, net of tax, in the third quarter, and $3.1 million, net of tax, primarily related to impairment of plant assets, litigation charges and settlement in the fourth quarter. The fourth quarter 2017 special (gains) and charges also included a gain on sale of Equipment Care of $12.4 million, net of tax, and the charges on exchanged and extinguished debt of $13.6 million, net of tax, which were partially offset by tax benefits on the repatriation of cash to the U.S. of $7.8 million, net of tax.

(2) Discrete tax expense (benefits) were primarily driven by $16.0 million, $10.8 million, $2.4 million and $10.4 million of tax benefits associated with stock compensation excess tax benefits in the first, second, third and fourth quarters, respectively.  The remaining $6.8 million discrete tax benefits in the first quarter were driven primarily by the release of reserves for uncertain tax positions due to the expiration of statute of limitations in non-U.S. jurisdictions.   The second quarter 2017 discrete tax expense of $1.1 million was driven primarily by the release of reserves for uncertain tax positions due to the expiration of statute of limitations in non-U.S. jurisdictions. The third quarter 2017 discrete tax expense of $10.7 million was driven primarily by recognizing adjustments from filing our 2016 U.S. federal income tax return. The fourth quarter discrete tax benefits were driven primarily by $319.0 million benefit for repricing of U.S. deferred tax positions to the U.S. tax reform rate along with the stock compensation excess tax benefits, partially offset by $160.1 million expense for the U.S. tax reform one-time repatriation tax on foreign earnings.

(3) Special (gains) and charges for 2018 includes a commitment to the Ecolab Foundation in first quarter of $18.9 million, net of tax. Special (gains) and charges also include restructuring activities of $0.3 million, $7.0 million, $60.2 million and $9.7 million, net of tax, in the first, second, third and fourth quarters, respectively, acquisition and integration costs of $0.4 million, $0.9 million, $1.5 million and $3.0 million, net of tax, in the first, second, third and fourth quarters, respectively, and litigation and other charges and (gains) of $0.1 million, $1.0 million, ($1.6 million) and $1.4 million, net of tax, in the first, second, third and fourth quarters, respectively.

(4) Discrete tax expense (benefits) includes $6.8 million, $6.0 million, $10.7 million and $4.6 million of tax benefits associated with stock compensation excess tax benefits in the first, second, third and fourth quarters, respectively. Discrete tax expense (benefits) also includes adjustments to the estimate for the U.S. tax reform one-time repatriation tax expense of $11.3 million, $18.2 million, $4.8 million and $31.7 million in the first, second, third and fourth quarters, respectively. Additionally, discrete tax expense (benefits) also includes ($4.6) million, ($0.1) million and $12.8 million of other tax (benefits) expense in the first, second and fourth quarters, respectively. In the third quarter of 2018, the Company filed U.S. federal tax returns which resulted in favorable adjustments of $39.9 million related to changes in estimates and an IRS approved method change.